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                              EMPLOYMENT AGREEMENT
                                 BY AND BETWEEN
                                BACKGENESIS, INC.
                                       AND
                              DAVID S. KLEIN, M.D.



                  THIS EMPLOYMENT AGREEMENT (the "Agreement") is to be effective as of _____________, 1999 (the "Commencement Date") by and between BackGenesis, Inc., a Delaware corporation (the "Company"), and David S. Klein, M.D. ("Employee").

                  WHEREAS, the Company is engaged in the medical surgery and pain therapy business (such activities, present and future, being hereinafter referred to as the "Business"); and

                  WHEREAS, the Company and Employee desire to enter into this Agreement to memorialize their oral understanding, to assure the Company of the services of Employee for the benefit of the Company and to set forth the respective rights and duties of the parties hereto.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions set forth herein, the Company and Employee agree as follows:

                                    ARTICLE I

                                   EMPLOYMENT

                  1.1 EMPLOYMENT AND TITLE. As of the Commencement Date, the Company employs Employee, and Employee accepts such employment, as interim Chief Executive Officer and President of the Company all upon the terms and conditions set forth herein. Employee shall also remain President of the Company's wholly-owned subsidiary, Valley Pain Centers, Inc.("VPC"), all upon the terms and conditions set forth in that certain Employment Agreement dated __________, 1999. This Employment Agreement and the Employment Agreement with VPC are separate and distinct agreements and each shall be read, interpreted and acted upon independent of each other unless specifically stated otherwise herein.

                  1.2 DUTIES. Subject to the power of the Board of Directors of Employer to elect and remove officers, Employee will serve as Chief Executive Officer of the and President of the Company. Employee will faithfully and diligently perform the services and functions relating to such offices or otherwise reasonable incident to such offices, provided that all such services and functions will be reasonable and within Employee's area of expertise. Employee will during the term of this Agreement (or any extension thereof), devote his attention and skills and best efforts to the promotion of the business of Employer and VPC. The foregoing will not be construed as preventing Employee from acting as President of VPC or making investments in other business or enterprises.



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                  1.3 LOCATION. The principal place of employment and the
location of Employee's principal office shall be in the greater metropolitan area of Orlando, Florida (which shall also be true with respect to the VPC Employment Contract); provided, however, Employee shall, when requested by the Board of Directors, or may, if he determines it to be reasonably necessary, temporarily perform outside of such area, such services as are reasonably required for the proper execution of his duties under this Agreement.

                  1.4 REPRESENTATIONS. Each party represents and warrants to the other that he/it has full power and authority to enter into and perform this Agreement and that his/its execution and performance of this Agreement shall not constitute a default under or breach of any of the terms of any agreement to which he/it is a party or under which he/it is bound. Each party represents that no consent or approval of any third party is required for his/its execution, delivery and performance of this Agreement or that all consents or approvals of any third party required for his/its execution, delivery and performance of this Agreement have been obtained.

                                   ARTICLE II

                                      TERM

                  2.1 TERM. The term of Employee's employment hereunder (the "Term") shall commence as of the Commencement Date and shall continue until relieved of his duties by the Board of Directors (the "Scheduled Termination Date") unless a set term is otherwise established between the parties.

                                   ARTICLE III

                                  COMPENSATION

                  3.1 SALARY. As compensation for the services to be rendered by Employee, the Company shall pay Employee no additional base compensation unless otherwise agreed as Employee is presently entitled under the VPC Employment Agreement to an annual base salary of not less than Two Hundred Thousand Dollars ($200,000.00) provided VPC profits and cash flow are sufficient to pay such amount. The base salary will be reviewed annually, or, as appropriate, by the Board of Directors. At any time the salary may be increased if so determined by the Board of Directors of Employer after a review of Employee's performance of his duties.

                  3.2 INCENTIVE COMPENSATION. The Company may also pay Employee such incentive compensation as the Board of Directors deems appropriate. It is acknowledged that Employee is entitled to annual incentive compensation under the VPC Employment Agreement equal to a percentage of VPC's pre-tax net income as determined as of December 31st of each year by the Company's independent certified accountants based upon generally accepted accounting principles ("VPC's") as follows:



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                           3.2.1 Ten (10) percent of VPC's Profits over
$1,000,000.00 through $1,500,000.00;

                           3.2.2 Fifteen (15) percent of VPC's Profits over
$1,500,000.00 through $2,000,000.00;

                           3.2.3 Twenty (20) percent of VPC's Profits over
$2,000,000.00 through $2,500,000.00; and

                           3.2.4 Twenty-five (25) percent of VPC's Profits over
$2,500,000.00.

                  Such VPC incentive compensation shall be paid on or before April 1 of each year for VPC's immediately preceding fiscal year ending December 31st.

                  3.3 NONQUALIFIED STOCK OPTIONS. As approved by the stock option committee, the Company may grant to Employee stock options to acquire its restricted common stock.

                  3.4 BENEFITS. Employee shall be entitled, during the Term hereof, to the same medical, hospital, pension, profit sharing, dental, disability and life insurance coverage and benefits as are presently in effect under the VPC Employment Agreement.

                  3.5 WITHHOLDING. Any and all amounts payable under this Agreement, including, without limitation, amounts payable under this Article III and Article VII, which are subject to withholding for such federal, state and local taxes as the Company, in its reasonable judgment, determines to be required pursuant to any applicable law, rule or regulation.

                                   ARTICLE IV

                   WORKING FACILITIES, EXPENSES AND INSURANCE

                  4.1 WORKING FACILITIES AND EXPENSES. Employee shall be furnished with an office at a location within the greater metropolitan area of Orlando, Florida, or at such other location as agreed to by Employee and the Company, and other working facilities and secretarial and other assistance suitable to his position and reasonably required for the performance of his duties hereunder. The Company shall reimburse Employee for all of Employee's reasonable expenses incurred while employed and performing his duties under and in accordance with the terms and conditions of this Agreement, subject to Employee's full and appropriate documentation, including, without limitation, receipts for all such expenses in the manner required pursuant to Company's policies and procedures and the Internal Revenue Code of 1986, as amended (the "Code") and applicable regulations as are in effect from time to time.









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                  4.2 INSURANCE. The Company may secure in its own name or
otherwise, and at its own expense, life, disability and other insurance covering Employee or Employee and others, and Employee shall not have any right, title or interest in or to such insurance other than as expressly provided herein. Employee agrees to assist the Company in procuring such insurance by submitting to the usual and customary medical and other examinations to be conducted by such physicians(s) as the Company or such insurance company may designate and by signing such applications and other written instruments as may be required by any insurance company to which application is made for such insurance.



                                    ARTICLE V

                              ILLNESS OR INCAPACITY

                  5.1 RIGHT TO TERMINATE. If a term certain is hereafter agreed to by the parties and during such term, Employee shall be unable to perform in all material respects his duties hereunder for a period exceeding six (6) consecutive months by reason of illness or incapacity, this Agreement may be terminated by the Company in its reasonable discretion pursuant to Section 7.2 hereof.

                  5.2 RIGHT TO REPLACE. If Employee's illness or incapacity, whether by physical or mental cause, renders him unable for a minimum period of thirty (30) consecutive calendar days to carry out his duties and responsibilities as set forth herein, the Company shall have the right to designate a person to replace Employee temporarily in the capacity described in
Article I hereof; provided, however, that if Employee returns to work from such illness or incapacity within the six (6) month period following his inability due to such illness or incapacity, he shall be entitled to be reinstated in the capacity described in Article I hereof with all rights, duties and privileges attendant thereto.

                  5.3 RIGHTS PRIOR TO TERMINATION. Employee shall be entitled to his full remuneration and benefits hereunder during such illness or incapacity unless and until an election is made by the Company to terminate this Agreement in accordance with the provisions of this Article.

                  5.4 DETERMINATION OF ILLNESS OR INCAPACITY. For purposes of this Article V, the term "illness or incapacity" shall mean Employee's inability to perform his duties hereunder substantially on a full-time basis due to physical or mental illness as determined by a physician selected by the Company and the Employee.














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                                   ARTICLE VI

                                 CONFIDENTIALITY

                  6.1 CONFIDENTIALITY. During the Term of this Agreement and thereafter for a period of two (2) years, Employee shall not divulge, communicate, use to the detriment of the Company, or for the benefit of any other business, firm, person, partnership or corporation, or otherwise misuse, any "Confidential Information", pertaining to the Company including, without limitation, all (i) data or trade secrets, including secret processes, formulas or other technical data; (ii) production methods; (iii) customer lists; (iv) personnel lists; (v) proprietary information; (vi) financial or corporate records; (vii) operational, sales, promotional and marketing methods and techniques; (viii) development ideas, acquisition strategies and plans; (ix) financial information and records; (x) "know-how" and methods of doing business; and (xi) computer programs, including source codes and/or object codes and other proprietary, competition-sensitive or technical information or secrets developed with or without the help of Employee. Employee acknowledges that any such information or data he may have acquired was received in confidence and by reason of his relationship to the Company. Confidential Information, data or trade secrets shall not include any information which: (a) at the time of disclosure is within the public domain; (b) after disclosure becomes a part of the public domain or generally known within the industry through no fault, act or failure to act, error, effort or breach of this Agreement by Employee; (c) is known to the recipient at the time of disclosure; (d) is subsequently discovered by Employee independently of any disclosure by the Company; (e) is required by order, statute or regulation, of any governmental authority to be disclosed to any federal or state agency, court or other body; or (f) is obtained from a third party who has acquired a legal right to possess and disclose such information.

                  6.2 RECORDS. All documents, papers, materials, notes, books, correspondence, drawings and other written and graphic records relating to the Business of the Company which Employee shall prepare or use, or come into contact with, shall be and remain the sole property of the Company and, effective immediately upon the termination of the Employee's employment with the Company for any reason, shall not be removed from the Company's premises without the Company's prior written consent and any such documents, papers, materials, notes, books, correspondence, drawings and other written and graphic records upon request shall be returned to the Company.


                                   ARTICLE VII

                                   TERMINATION

                  7.1 TERMINATION FOR CAUSE. This Agreement and the employment of Employee may be terminated by the Company "For Cause" under any one of the following circumstances:






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                  (a) Employee has committed any material act of fraud,
         misappropriation or theft against the Company.

                  (b) Employee's default breach of any material provision of this Agreement; provided, that Employee shall not be in default hereunder unless (i) he shall have failed to cure such default or breach within thirty (30) days of written notice thereof by the Company to Employee or (ii) Employee shall have duly received notice of at least three (3) prior instances of such breach or default (whether or not cured by Employee).

                  (c) Employee is engages in willful misconduct, gross misconduct or is grossly negligent in the performance of his duties hereunder.

                  (d) At the election of the Employee.

                  (e) Employee is convicted of or pleads guilty to a felony offense which is directly related to his duties and responsibilities to the Company or that might otherwise materially adversely affect the Company or Employee's ability to carry out his duties and responsibilities pursuant to this Agreement.

                  A termination For Cause under this Section 7.1 shall be effective upon the date set forth in a written notice of termination.

                  7.2 TERMINATION WITHOUT CAUSE. This Agreement and the employment of the Employee may be terminated "Without Cause" as follows:

                  (a) By mutual agreement of the parties hereto.

                  (b) At the election of the Company by its giving not less than sixty (60) days prior written notice to Employee in the event of an illness or incapacity described in Article 5.1.

                  (c) Upon the removal of Employee from the office of Chief Executive Officer of the Company or in the event the Company fails to afford Employee the power and authority generally commensurate with the position of Chief Executive Officer.

                  (d) Upon Employee's death.

                  (e) At the election of the Employee if the Company requires Employee to relocate his residence outside of Orlando, Florida.

                  A termination Without Cause under Section 7.2(b) or (e) hereof shall be effective upon the date set forth in a written notice of termination delivered in accordance with the notice provisions of such sections. A termination Without Cause under Sections 7.2(a) or (d) shall be




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automatically effective upon the date of mutual agreement or the date of death of the Employee, as the case may be. A termination Without Cause under Section 7.2(c) shall be automatically effective upon the date such event takes place.

                  7.3 EFFECT OF TERMINATION FOR CAUSE. If Employee's employment is terminated "For Cause":

                  (a) Employee shall be entitled to his base salary under
         Section 3.1 hereof, if any, through the date of termination.

                  (b) Employee shall be entitled to accrued incentive compensation under Section 3.2 hereof, if any, through the date of termination.

                  (c) Employee shall be entitled to reimbursement for expenses accrued through the date of termination in accordance with the provisions of Section 4.1 hereof.

                  (d) All unvested Option Shares under Section 3.3 hereof shall be forfeited.

                  (f) Except as provided in Article XI, this Agreement shall thereupon terminate and cease to be of any further force or effect.

                  7.4 EFFECT OF TERMINATION WITHOUT CAUSE. If Employee's employment is terminated "Without Cause":

                  (a) Employee shall be entitled to accrued base salary under
         Section 3.1, if any, hereof through the date of termination.

                  (b) Employee shall be entitled to reimbursement for expenses accrued through the date of termination in accordance with the provisions of Section 4.1 hereof.

                  (c) Employee shall be entitled to receive all amounts of incentive compensation as would have been payable under Section 3.2 hereof through the expiration of the Term hereof, which amounts shall be paid as and when the same would have been paid under the Agreement had it not been terminated.

                  (e) Employee shall be entitled to receive all benefits as would have been awarded under Section 4.1 hereof through the expiration of the Term hereof, which benefits shall be awarded as and when the same would have been awarded under the Agreement had it not been terminated.

                  (f) All unvested Option Shares under Section 3.3 hereof shall immediately vest in full.







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                  (g) All debts, obligations and/or guarantees for which
         Employee is personally responsible and for which the Company has received a benefit shall be satisfied or Employee shall be released to his satisfaction from such debts and obligations.

                  (h) Except as provided in Article XI, this Agreement shall thereupon terminate and cease to be of any further force or effect.


                                  ARTICLE VIII

                      NON-COMPETITION AND NON-INTERFERENCE

                  8.1 NON-COMPETITION. Employee agrees that during the Term of this Agreement and, in the case of a termination "For Cause", for a period of two (2) years thereafter, Employee will not, directly, indirectly, or as an agent on behalf of or in conjunction with any person, firm, partnership, corporation or other entity, own, manage, control, join, or participate in the ownership, management, operation, or control of, or be financially interested in or advise, lend money to, or be employed by or provide consulting services to, or be connected in any manner with any person engaged in business which competes with the Company and/or its subsidiaries anywhere within the United States of America.

                  8.2 NON-INTERFERENCE. Employee agrees that during the Term of this Agreement and, in the case of a termination "For Cause", for a period of two (2) years thereafter, Employee will not, directly, indirectly or as an agent on behalf of or in conjunction with any person, firm, partnership, corporation or other entity, induce or entice any employee of the Company to leave such employment or cause anyone else to do so.

                  8.3 SEVERABILITY. If any covenant or provision contained in
Article VIII is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision. If, in any arbitral or judicial proceeding, a tribunal shall refuse to enforce all of the separate covenants deemed included in this Article VIII, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.


                                   ARTICLE IX

                                 INDEMNIFICATION

                  9.1. INDEMNIFICATION. The Employer shall to the full extent permitted by law indemnify, defend and hold harmless Employee from and against any and all claims, demands, liabilities, damages, losses and expenses (including reasonable attorney's fees, court costs and disbursements) arising out of the performance by him of his duties hereunder except in the case




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of his willful misconduct and will carry directors and officers' insurance of at least $1,000,000 with $25,000 deductible.


                                    ARTICLE X

                                  MISCELLANEOUS

                  10.1 NO WAIVERS. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement.

                  10.2 NOTICES. Any notice to be given to the Company and Employee under the terms of this Agreement may be delivered personally, by telecopy, telex or other form of written electronic transmission, or by registered or certified mail, postage prepaid, and shall be addressed as follows:

         IF TO THE COMPANY:                    2707 Rew Circle
                                               Ocoee, FL  34761

         IF TO EMPLOYEE:
                                               ---------------------
                                               ---------------------
                                               ---------------------


         Either party may hereafter notify the other in writing of any change in address. Any notice shall be deemed duly given (i) when personally delivered,
(ii) when telecopied, telexed or transmitted by other form of written electronic transmission (upon confirmation of receipt) or (iii) on the third day after it is mailed by registered or certified mail, postage prepaid, as provided herein.

                  10.3 SEVERABILITY. The provisions of this Agreement are severable and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby.

                  10.4 SUCCESSORS AND ASSIGNS. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, including the survivor upon any merger, consolidation, share exchange or combination of the Company with any other entity. Employee shall not have the right to assign, delegate or otherwise transfer any duty or obligation to be performed by him hereunder to any person or entity.












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                  10.5 ENTIRE AGREEMENT. This Agreement supersedes all prior and contemporaneous agreements and understandings between the parties hereto, oral or written, and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced. This Agreement was the subject of negotiation by the parties hereto and their counsel. The parties agree that no prior drafts of this Agreement shall be admissible as evidence (whether in any arbitration or court of law) in any proceeding which involves the interpretation of any provisions of this Agreement.

                  10.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without reference to the conflict of law principles thereof.

                  10.7 SECTION HEADINGS. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

                  10.8 FURTHER ASSURANCES. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

                  10.9 GENDER. Whenever the pronouns "he" or "his" are used herein they shall also be deemed to mean "he" or "his" or "it" or "its" whenever applicable. Words in the singular shall be read and construed as though in the plural and words in the plural shall be read and construed as though in the singular in all cases where they would so apply.

                  10.10 COUNTERPARTS. This Agreement may be executed in counterparts, all of which taken together shall be deemed one original.


                                   ARTICLE XI

                                    SURVIVAL

                  11.1 SURVIVAL. The provisions of Articles VI, VII, VIII, and X, of this Agreement shall survive the termination of this Agreement.





















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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first above written.


                                    BackGenesis, Inc.
                                    a Delaware Corporation,


                                    -----------------------------------

                                    EMPLOYEE



                                    -----------------------------------
                                    David S. Klein, M.D.